Exhibit 10.2

June 13, 2005

Great Lakes Dredge & Dock Company

Attn: Ms. Deb Wensel

2122 York Road

Oak Brook IL 60523

Dear Deb:

It is our understanding that the Net Worth of Great Lakes Dredge & Dock Corporation and its subsidiaries (GLDD) will remain below $82.5 million, the minimum Net Worth that GLDD is required to maintain under Section 6.19 of the Third Amended and Restated Underwriting and Continuing Indemnity Agreement.

Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America (collectively, “Travelers”) hereby agree to waive GLDD’s compliance with the Net Worth requirement for the fiscal quarter ending June 30, 2005.  However, Travelers expressly reserves the right to declare GLDD in default under the Third Amended and Restated Underwriting and Continuing Indemnity Agreement should GLDD fail to increase its Net Worth to $82.5 million for the fiscal quarter ending September 30, 2005, and maintain its Net Worth at that level or higher for any fiscal quarter subsequent to September 30, 2005.

Sincerely,

Travelers Casualty and Surety Company

Travelers Casualty and Surety Company of America

/s/ Michael Damewood

By:	Michael Damewood
Assistant Manager

Acknowledged and Agreed to By:

Great Lakes Dredge & Dock Corporation

By:	/s/ Deborah A. Wensel

Its:	Senior Vice President and CFO

cc:	Brian Hart, Winston & Strawn